UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2019

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia		22182
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Salary Determinations for Certain Executive Officers

On March 21, 2019, the Chief Executive Officer of MicroStrategy Incorporated (the “Company”) approved increases to the annual salaries of Phong Q. Le, the Company’s Senior Executive Vice President, Chief Operating Officer & Chief Financial Officer, Timothy E. Lang, the Company’s Senior Executive Vice President & Chief Technology Officer, and W. Ming Shao, the Company’s Senior Executive Vice President & General Counsel, resulting in annual salaries of $673,000 for Mr. Le, $492,000 for Mr. Lang, and $528,000 for Mr. Shao. These increases are effective April 1, 2019.

2019 Senior Executive Vice President, Worldwide Sales Compensation Plan

On March 18, 2019, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company established a performance-based cash bonus plan for Kevin Norlin, the Company’s Senior Executive Vice President, Worldwide Sales, relating to his performance for 2019. Under this plan, Mr. Norlin is eligible to receive:

•

a cash bonus amount calculated by multiplying 2.0% by the following dollar amount: (1) the amounts payable under contracts executed in 2019 during the twelve months following contract execution attributable to license, first year maintenance, premium support, incremental term license, incremental cloud license, education services, and 50% of expert services, in each case to the extent relating to transactions sold by the Sales department, minus (2) the expenses accrued for 2019 of the Sales department for salary, benefits, variable compensation, travel and entertainment, and purchase orders, plus expenses accrued for 2019 for other costs of sales originating from non-Sales departments that are cross charged to the Sales department, minus (3) a budgeted amount of $19.0 million; and

•

a cash bonus amount calculated by multiplying 2.0% by the following dollar amount: (1) the amount of recognized product support revenue for 2019, plus the amount of recognized subscription services revenue for 2019, minus (2) a budgeted amount of $324.0 million.

Mr. Norlin’s maximum cash bonus amount pursuant to this plan is $8.0 million. The Compensation Committee has the discretion to award a cash bonus amount that is lower than the eligible bonus amount calculated pursuant to the plan. The Company is also entitled to recover any bonus paid to Mr. Norlin if the Compensation Committee subsequently determines that Mr. Norlin did not satisfy one or more of the eligibility requirements described in the bonus plan, the amount calculated as the bonus amount payable was incorrect, or Mr. Norlin otherwise should not have received the bonus.

The foregoing summary of Mr. Norlin’s performance-based cash bonus plan is qualified by reference to the full text of the plan, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

2019 Senior Executive Vice President, Worldwide Services Compensation Plan

On March 18, 2019, the Compensation Committee established a performance-based cash bonus plan for Stephen Holdridge, the Company’s Senior Executive Vice President, Worldwide Services, relating to his performance for 2019. Under this plan, Mr. Holdridge is eligible to receive:

•

a cash bonus amount calculated by multiplying 1.5% by the following dollar amount: (1) the value of hours worked against customer engagements attributable to consulting and education services delivered by the Services department in 2019, minus (2) the expenses accrued for 2019 of the Services department for salary, benefits, variable compensation, travel and entertainment, purchase orders, and subcontractor fees, plus expenses accrued for 2019 for other costs of services originating from non-Services departments that are cross charged to the Services department, minus (3) a budgeted amount of negative $29.0 million; and

•

a cash bonus amount calculated by multiplying 2.0% by the following dollar amount: (1) the amount of recognized product support revenue for 2019, plus the amount of recognized subscription services revenue for 2019, minus (2) a budgeted amount of $324.0 million.

Mr. Holdridge’s maximum cash bonus amount pursuant to this plan is $8.0 million. The Compensation Committee has the discretion to award a cash bonus amount that is lower than the eligible bonus amount calculated pursuant to the plan. The Company is also entitled to recover any bonus paid to Mr. Holdridge if the Compensation Committee subsequently determines that Mr. Holdridge did not satisfy one or more of the eligibility requirements described in the bonus plan, the amount calculated as the bonus amount payable was incorrect, or Mr. Holdridge otherwise should not have received the bonus.

The foregoing summary of Mr. Holdridge’s performance-based cash bonus plan is qualified by reference to the full text of the plan, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	2019 Senior Executive Vice President, Worldwide Sales Compensation Plan

99.2	2019 Senior Executive Vice President, Worldwide Services Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2019	MicroStrategy Incorporated
(Registrant)

	By:	/s/ W. Ming Shao
	Name:	W. Ming Shao
	Title:	Senior Executive Vice President & General Counsel